Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193059 on Form S-3/A and Registration Statement Nos. 333-206297, 333-206296, 333-163104, 333-135614, 333-129267, 333-58112 and 333-58162 on Form S-8 of our report dated June 29, 2017, relating to the financial statements and financial statement schedule of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan appearing in this Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
June 29, 2017